                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant   [_]
Check the appropriate box:
     [_]    Preliminary Proxy Statement
     [_]    Confidential, for Use of the Commission Only (as permitted by Rule
            14a-6(e)(2))
     [X]    Definitive Proxy Statement
     [X]    Definitive Additional Materials
     [_]    Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                      NABI
 ................................................................................
                (Name of Registrant as Specified In Its Charter)

                                      NABI
 ................................................................................
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
     22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:     ..........................................
     2)  Form, Schedule or Registration Statement No.:    .....................
     3)  Filing Party:     ....................................................
     4)  Date Filed:     ......................................................

                                [PASTE-UP LOGO]

                     5800 PARK OF COMMERCE BOULEVARD, N.W.
                           BOCA RATON, FLORIDA 33487

                               ----------------

       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 31, 1996

                               ----------------

  The Annual Meeting of Stockholders of NABI will be held on Friday, May 31, 1996 at 10:00 o'clock in the forenoon, Boca Raton Time, in the St. Thomas and Martinique Room, Embassy Suites Hotel, 661 N.W. 53rd Street, Boca Raton, Florida, for the following purposes:

    1. To elect a Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

    2. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed the close of business on April 5, 1996 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting.

                                          By Order of the Board of Directors

                                            Constantine Alexander
                                                  Secretary

Boca Raton, Florida
May 1, 1996


- -------------------------------------------------------------------------------
 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN,
 DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF
 OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF
 MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.
- -------------------------------------------------------------------------------

                                [PASTE-UP LOGO]


                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 31, 1996

  This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of NABI (the "Company") of Proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Friday, May 31, 1996 at 10:00 a.m., and at any adjournment or adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect a Board of Directors to serve for the ensuing year.

  If a stockholder specifies in the Proxy accompanying this Proxy Statement (the "Proxy") how it is to be voted, it will be voted in accordance with such specification, but any Proxy which is signed and returned and which does not specify how it is to be voted will be voted "for" the election of the nominees for directors named herein. Any stockholder giving a Proxy in the accompanying form retains the power to revoke it at any time before it is exercised by delivering a written revocation to the Secretary of the Company, by executing and returning to the Company a proxy bearing a later date or by attending the Annual Meeting and voting his or her shares in person. Any stockholder who attends the Annual Meeting in person will not be deemed thereby to revoke the stockholder's Proxy unless such stockholder affirmatively indicates thereat his or her intention to vote the shares in person.

  The Company's principal executive offices are located at 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487. The Company mailed this Proxy Statement and the Proxy on or about May 1, 1996 to its stockholders of record at the close of business on April 5, 1996.

               ANNUAL REPORT AND INDEPENDENT PUBLIC ACCOUNTANTS

  The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1995, including financial statements and the report of Price Waterhouse LLP thereon, is being mailed herewith to each of the Company's stockholders of record at the close of business on April 5, 1996. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  It has been the practice of the Company's Board of Directors at its first meeting following the annual meeting of stockholders to approve independent certified public accountants for the ensuing year.

                               VOTING SECURITIES

  The holders of record of shares of Common Stock of the Company at the close of business on April 5, 1996 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 34,214,431 shares of Common Stock. Each stockholder has one vote at the Annual Meeting for each share of Common Stock held of record on said date. As long as a quorum (a majority of issued and outstanding shares of Common Stock) is present at the Annual Meeting, the Directors shall be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereat. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld will have no effect on the outcome of the election of directors.

                                    ITEM I
                             ELECTION OF DIRECTORS

  The Company's By-laws provide that the Board of Directors shall consist of not less than three nor more than 15 directors, the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the number of directors for the ensuing year at nine. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as Proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected. The By-laws provide that, within the limits above specified, the number of directors may at any time be increased or decreased by the vote of the Board. No decrease in the number of directors, however, shall affect the term of any director in office. Nevertheless, it is possible that, under circumstances deemed by the Board of Directors to be appropriate, such action may be taken at any time during the ensuing year. Thomas P. Stagnaro, a Senior Executive Vice President and Director of NABI, has resigned as an officer of NABI effective April 30, 1996 and will not stand for reelection to the Board of Directors at the Annual Meeting.

  Each of the following directors has been nominated for reelection at the Annual Meeting.

  PAUL W. BOGIKES, age 84, has been a director of NABI since 1987. He has been active since 1977 in the operations of Medical Implements Company, a company owned by him that supplies blood related reagents, components and fractions. For more than 40 years, Mr. Bogikes has been involved in businesses relating to human and animal blood, including establishing plasma collection operations.

  JOHN C. CARLISLE, age 49, has served as Executive Vice President and Chief Operating Officer since March 1994 and was elected a director in August 1995. Mr. Carlisle joined NABI in January 1994. From August 1989 to January 1994 he was President and Chief Executive Officer of Premier BioResources, Inc. From June 1981 to August 1989 he served as Director of Plasma Supply for Alpha.

  DAVID L. CASTALDI, age 56, has been a director of NABI since July 1994. Mr. Castaldi is currently acting as a consultant to and an investor in health care and life science companies. He was one of the founders of BioSurface Technology, Inc., and served as its President and Chief Executive Officer and as a director from March 1987 until it was acquired by Genzyme Corporation in December 1994. From 1971 to 1987, Mr. Castaldi was employed by Baxter Travenol Laboratories, Inc. where he served, from 1977 to 1987, as President of the Hyland Therapeutics Division, a worldwide manufacturer and marketer of therapeutic biological pharmaceuticals.

  JOSEPH C. COOK, JR., age 54, has been a director of NABI since November 1995. Previously, he had been a director of Univax since September 1994. Mr. Cook is a founder of Life Sciences Advisors, Inc., a senior level management consulting firm organized in 1994. Since January 1994, Mr. Cook also has been President of Cambrian Associates, Inc., a management consulting firm. In addition, since November 1994, Mr. Cook has served as a director and Chairman of the Executive Committee of Amylin Pharmaceuticals, Inc. Mr. Cook retired as Group Vice President, Global Manufacturing, Engineering and Corporate Quality at Eli Lilly and Co. ("Lilly"), a pharmaceutical company, in 1993. Mr. Cook had been Group Vice President at Lilly since 1992 and, prior to that time, had held various other management positions at Lilly. Mr. Cook also serves on the Board of Directors of Dura Pharmaceuticals, Inc. and Personnel Management, Inc.

  BRIAN H. DOVEY, age 54, has been a director of NABI since November 1995. Prior to November 1995, he had been a director of Univax since February 1991 and Chairman of the Board of Directors since October 1991. Mr. Dovey has been a general partner of Domain Associates, a venture capital investment firm, since 1988. From 1986 to 1988, Mr. Dovey was President of Rorer Group, Inc., a pharmaceutical company. Mr. Dovey also serves on the Board of Directors of Athena Neurosciences, Inc., ReSound Corporation, Creative Biomolecules, Inc., Vivus, Inc. and Connective Therapeutics, Inc.

  GEORGE W. EBRIGHT, age 58, has been a director of NABI since November 1995. Previously, he had been a director of Univax since May 1992. Until December 1994, Mr. Ebright was Chairman of the Board of Cytogen Corporation ("Cytogen"), a biopharmaceutical company, which he joined in February 1989 as President, Chief Executive Officer and director. For 26 years prior to joining Cytogen, Mr. Ebright held various management positions at SmithKline Beecham Corporation, including President and Chief Operating Officer from 1987 to 1989. Mr. Ebright also serves on the Board of Directors of Cytogen, the West Company and Arrow International.

  DAVID J. GURY, age 57, has served as NABI's Chairman of the Board, President and Chief Executive Officer since April 3, 1992. Previously, since May 21, 1984, he was NABI's President and Chief Operating Officer. He has been a director of NABI since 1984. From July 1977 until his employment by NABI, Mr. Gury was employed by Alpha Therapeutic Corporation (formerly Abbott Scientific Products) ("Alpha") as Director of Plasma Procurement (through October 1980), General Manager, Plasma Operations (through October 1981) and Vice President, Plasma Supply (through May 1984). In these capacities, Mr. Gury had executive responsibilities for plasma procurement and operation of plasmapheresis centers.

  RICHARD A. HARVEY, JR., age 46, has been a director of NABI since 1992. He has been President of Stonebridge Associates, LLC ("Stonebridge"), a Boston investment banking firm, since January 1996, and was President of BNY Associates, Incorporated ("BNYA"), Stonebridge's predecessor-in-interest, from November 1991 to January 1996. Previously, from April 1988 to November 1991, he was a Managing Director of BNYA, and from April 1980 to April 1988 he was a Senior Vice President of Shearson Lehman Brothers.

  DAVID A. THOMPSON, age 54, has been a director of NABI since 1990. Mr. Thompson has been Chairman of the Board and Chief Executive Officer of Diagnostic Marketing Strategies, a management consulting company which he founded, since March 1996. In June 1995, Mr. Thompson retired as Senior Vice President of Abbott Laboratories ("Abbott") and as President of its Diagnostics Division, positions he had held since August 1983. Prior to that time he served in various capacities at Abbott and its Ross Laboratories Division, including Vice President of Personnel, Vice President of the Materials Management Division, Vice President of Operations and Director of Manufacturing and Engineering. Mr. Thompson serves on the Board of Directors of Hycor Biomedical Incorporated and NeoPath Incorporated and on the Technical Advisory Board of Frazier & Company, L.P.

CERTAIN INFORMATION REGARDING DIRECTORS

  The Board of Directors of the Company, which held nine meetings in 1995, has formed the following committees:

  The Compensation Committee, consisting of Messrs. Thompson, Harvey and Ebright, whose function is to administer the Company's bonus and equity incentive plans; to determine the compensation of the Company's Chief Executive Officer and other executive officers; and to advise the Board of Directors on compensation matters generally, to the extent the Board requests its advice. The Compensation Committee met four times in 1995.

  The Audit Committee, consisting of Messrs. Bogikes and Harvey, whose function is to make recommendations to the Board of Directors with regard to the selection of the Company's independent auditors; to review the Company's financial statements and the results of the independent audit, including the adequacy of internal controls; and to oversee or conduct special investigations or other functions on behalf of the Board of Directors. The Audit Committee met once in 1995.

  Each director of the Company attended more than 75% of all meetings of the Board and of each committee of which he was a member during 1995.

  In August 1995, the Board of Directors voted to increase the annual fee paid to non-employee directors from $7,000 to $10,000. Each non-employee director also receives a fee of $300 for each meeting of the Board or any committee thereof attended by the director, unless the director participated in any such meeting by conference telephone, in which case the fee is $100. Each non-employee director, pursuant to the Company's 1995 Stock Plan for Non-Employee Directors, may elect to receive his annual fee in shares of the Company's Common Stock in lieu of cash. Each non-employee director also receives a stock option covering 5,000 shares of the Company's Common Stock on the date of the first annual meeting of stockholders at which he is elected to serve (or continue, if such director is elected prior to such annual meeting) in office, and a stock option covering 2,000 shares of the Company's Common Stock on the date of each subsequent annual meeting of stockholders at which he is elected to continue in office. No directors' fees are paid to directors for attendance at committee meetings which are scheduled in connection with meetings of the Board of Directors. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

  There are no family relationships among any of the directors or executive officers of the Company.

SECTION 16 COMPLIANCE

  Brian H. Dovey, Joseph C. Cook, Jr. and George W. Ebright, all of whom became directors of the Company in November 1995, filed reports on Form 5 with the Securities and Exchange Commission on April 17, 1996.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table contains a summary of the annual, long-term and other compensation of certain of the Company's executive officers at December 31, 1995, including its Chief Executive Officer, for each of the Company's fiscal years ended December 31, 1995, 1994 and 1993.

                                                                                 LONG TERM
                                            ANNUAL COMPENSATION             COMPENSATION AWARDS
                                  ---------------------------------------- -----------------------
                                                                           RESTRICTED  SECURITIES
                                                          OTHER ANNUAL       STOCK     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($) COMPENSATION ($)(1) AWARDS ($)  OPTIONS (#) COMPENSATION ($)
- ---------------------------  ---- ---------- --------- ------------------- ----------  ----------- ----------------
David J. Gury...........     1995  348,750    410,260        25,832             --       104,444        56,274(3)
 Chairman of the Board,      1994  288,750    407,826        27,460             --        78,555        33,253
 President and Chief         1993  244,712    203,350           --           27,720(2)    67,627        44,739
 Executive Officer

John C. Carlisle(4).....     1995  216,250    194,625        12,146             --        55,206        20,266(3)
 Executive Vice              1994  175,270    184,630        45,144             --        46,830         2,682
 President, Chief            1993      --         --            --              --           --            --
 Operating Officer

Alfred J. Fernandez.....     1995  166,327    126,711         4,669             --        28,271        16,368(3)
 Senior Vice President       1994  153,115    147,283           --              --        24,125         4,104
 and Chief Financial         1993  137,500     76,450           --              --        30,000         4,589
 Officer

Raj Kumar, D.Sc. .......     1995  187,154    131,130         5,421             --        30,532         3,943(3)
 Senior Vice President       1994  170,196    130,304           --              --        26,380         3,754
                             1993  161,942     83,600           --              --        35,000         5,376

Stephen W. Weston.......     1995  156,058    111,660         5,308             --        25,444        15,203(3)
 Senior Vice President,      1994  138,317    110,054           --              --        21,350         3,059
 Donor Management            1993  121,000     67,650           --              --        25,000         3,387

- --------
(1) Includes $38,544 paid for moving expenses for Mr. Carlisle in 1994.
(2) The number and value of Mr. Gury's restricted stock holdings as of December 31, 1995 was 12,000 shares ($101,280). The closing price of the Common Stock on NASDAQ on December 29, 1995 was $10.75. The value reflected in the table was determined using a per share value of $2.31, the closing price of the Common Stock on NASDAQ on February 26, 1993, the date of the grant. Although the shares vested in full, and all restrictions lapsed, on February 26, 1996, such shares were granted under terms which required their forfeiture to the Company in the event that Mr. Gury left the employment of the Company prior to vesting and were not transferable while they were subject to forfeiture. However, if Mr. Gury's employment was terminated without cause (as defined), his shares of restricted stock would have ceased being subject to forfeiture and restrictions on transfer. See "Employment Agreements." No cash dividends have been previously paid on the Common Stock and none are currently anticipated.
(3) Includes premiums for life insurance in the amounts of $32,024, $1,016, $2,118, $1,693 and $953 paid by the Company on behalf of, respectively, Messrs. Gury, Carlisle, Fernandez, Kumar and Weston during 1995. Also includes contributions under the Company's 401(k) plan in the amount of $2,250 on behalf of each of Messrs. Gury, Carlisle, Fernandez, Kumar and Weston during 1995. Also includes contributions under the Company's Supplemental Executive Retirement Plan in the amounts of $22,000, $17,000, $12,000 and $12,000 on behalf of, respectively, Messrs. Gury, Carlisle, Fernandez and Weston during 1995.
(4) Mr. Carlisle became an executive officer in March 1994.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table contains information with respect to stock options granted to the Chief Executive Officer and the named executive officers during 1995. The Company has not granted SARs.

                                                                           POTENTIAL REALIZABLE VALUE AT
                                                                              ASSUMED ANNUAL RATES OF
                                                                              STOCK PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                         FOR OPTION TERMS
                       --------------------------------------------------- -------------------------------
                         NUMBER OF    PERCENT OF
                        SECURITIES   TOTAL OPTIONS
                        UNDERLYING    GRANTED TO
                          OPTIONS    EMPLOYEES IN    EXERCISE   EXPIRATION
                       GRANTED(#)(1)  FISCAL YEAR  PRICE ($/SH)    DATE        5%($)           10%($)
                       ------------- ------------- ------------ ---------- -------------- ----------------
David J. Gury........     104,444        10.6%        $6.82     2/07/2005         447,967        1,135,236
John C. Carlisle.....      55,206         5.6%        $6.82     2/07/2005         236,782          600,052
Alfred J. Fernandez..      28,271         2.9%        $6.82     2/07/2005         121,256          307,287
Raj Kumar, D.Sc......      30,532         3.1%        $6.82     2/07/2005         130,954          331,862
Stephen W. Weston....      25,444         2.6%        $6.82     2/07/2005         109,131          276,559

- --------
(1) Each option becomes exercisable with respect to 25% of the shares subject to the option on each of February 8, 1996, 1997, 1998 and 1999. The Compensation Committee may at any time accelerate the exercisability of any option. In addition, in the event of a change in control of the Company (as determined by the Compensation Committee), the Committee may take such actions with respect to the options as it considers equitable and in the best interests of the Company. Under the terms of his Employment Agreement, if Mr. Gury is terminated without cause (as defined), one-half of his unvested options will immediately become exercisable. Under the terms of their Employment Agreements, if any of Messrs. Carlisle, Fernandez or Weston is terminated without cause (as defined), all of his then-unvested stock options will become exercisable. Mr. Kumar's employment with the Company was terminated effective January 12, 1996. Pursuant to a Separation Agreement with the Company, as of that date, all of Mr. Kumar's then-unvested options vested and became exercisable.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table shows certain information concerning the aggregate number and dollar value of all options exercised and the total numbers of unexercised options held by the Chief Executive Officer and the named executive officers as of December 31, 1995.

                                                     NUMBER OF SECURITIES   VALUE OF UNEXERCISED IN-
                                                    UNDERLYING UNEXERCISED    THE-MONEY OPTIONS AT
                                                    OPTIONS AT DECEMBER 31,       DECEMBER 31,
                                                            1995(#)                 1995($)
                                                    ----------------------- ------------------------
                           SHARES
                         ACQUIRED ON     VALUE           EXERCISABLE/             EXERCISABLE/
                         EXERCISE(#) REALIZED($)(1)      UNEXERCISABLE          UNEXERCISABLE(2)
                         ----------- -------------- ----------------------- ------------------------
David J. Gury...........   160,000      920,000         346,851/212,175       3,069,199/1,039,288
John C. Carlisle........    65,528      572,387           11,707/90,329            46,828/357,452
Alfred J. Fernandez.....       --           --           107,281/70,115           918,224/372,956
Raj Kumar, D.Sc.........    26,000      218,020           54,095/77,817           389,736/418,687
Stephen W. Weston.......       --           --            40,337/61,457           288,592/323,441

- --------
(1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock at the time of exercise multiplied by the number of shares to which the exercise relates.
(2) Calculated using the difference between the option exercise prices and $10.75, the closing price of the Company's Common Stock on NASDAQ on December 29, 1995.

EMPLOYMENT AGREEMENTS

  The Company has Employment Agreements with each of the named executive officers except Mr. Kumar, who resigned effective January 12, 1996. The Employment Agreements with Messrs. Fernandez and Weston were effective on August 1, 1995 and have terms expiring on July 31, 1998. The Employment Agreement with Mr. Carlisle, effective January 27, 1994, expires on December 31, 1996. The base salaries paid under the Employment Agreements with Messrs. Fernandez and Weston were $171,000 and $159,000, respectively, through the one-year period ended March 31, 1996. The base salary paid under the Employment Agreement with Mr. Carlisle was $225,000 per year through March 31, 1996. Under the Employment Agreements, each of the employees is entitled to receive additional compensation and annual bonuses as determined by the Compensation Committee, term life insurance and a monthly automobile allowance, and is eligible to participate in the Company's benefit plans and programs. Each of the Employment Agreements provides that it may be terminated by either the employee or the Company prior to the expiration of the term of the Agreement; however, if the employee is terminated without cause (as defined) he is entitled to receive a severance payment in the amount of 100% of his then-current annual salary and the continuation of certain benefits for specified periods following termination. In addition, for Messrs. Carlisle, Fernandez and Weston, all of the employee's then-unvested stock options will vest and become exercisable. Each of the Employment Agreements provides that the employee will not compete with the Company for a period of one year after his employment terminates.

  Mr. Gury's Employment Agreement was effective January 1, 1993 and expires December 31, 1997, and continues thereafter for successive one-year terms unless at least 180 days' prior notice of termination is given by either Mr. Gury or the Company. Mr. Gury's base salary under the Agreement was $365,000 through the one-year period ended March 31, 1996. Mr. Gury's base salary is subject to increase at the discretion of the Compensation Committee. Mr. Gury is entitled to participate in bonus plans maintained by the Company for senior executives and may receive additional bonuses at the discretion of the Compensation Committee. The Employment Agreement also provides that Mr. Gury shall receive other specified benefits. The Company may terminate Mr. Gury's employment at any time prior to the expiration of the original term of the Employment Agreement. If this termination is without cause (as defined in the Employment Agreement), for the longer of the balance of the initial five-year term or three years, Mr. Gury will be entitled to receive each year an amount equal to his salary at the time of termination plus his average bonus for the last three fiscal years. In addition, all restricted stock awarded to Mr. Gury will no longer be subject to forfeiture or contractual restrictions on transfer and one-half of his then-unvested stock options will vest and become exercisable. During such period, Mr. Gury shall continue to receive all benefits that he is otherwise entitled to receive under the Employment Agreement and professional out-placement services at the Company's expense. The Employment Agreement also provides for severance benefits in the event either the Company or Mr. Gury terminates Mr. Gury's employment following the initial five-year term. Mr. Gury's Employment Agreement provides that he will not compete with the Company during any period in which he is receiving severance payments.

  The employment of Mr. Kumar was terminated on January 12, 1996. Pursuant to the terms of a Separation Agreement with the Company dated January 5, 1996, Mr. Kumar is entitled to receive an annual stipend of $186,000 for the years 1996 and 1997. In addition, all stock options previously granted to Mr. Kumar that had not vested as of January 12, 1996 vested and became exercisable through December 31, 1997.

COMPENSATION COMMITTEE REPORT

  Consistent with a compensation program developed by the Compensation Committee in February 1993, executive compensation levels for 1995 reflect the Company's increased revenues and improved earnings (with such earnings being measured for NABI as a stand-alone entity, without giving effect to the November 1995 merger with Univax (the "Merger")), as compared to 1994.

  Management Compensation Program. The Company's Management Compensation Program (the "Program") was developed by the Compensation Committee with the assistance of an outside compensation consultant and the Company's Human Resources Director and incorporates the results of a study undertaken by the American Compensation Association of current executive compensation practices. The Program, which is based upon the compensation practices of comparable companies included in the study, is founded on the following principles. First, a strong link should be developed between planned organizational goals and individual compensation. Second, the Company should assure total compensation opportunities that are above comparable companies when the Company's performance is superior to theirs and below such comparators if the Company's performance is inferior to theirs. Third, the Company's compensation program should allow it to attract and retain individuals whose performance will enhance the profitability of the Company and, thus, stockholder value.

  The Company uses a comparator group of companies in the pharmaceutical/healthcare industry (the "Comparator Group") to serve as the basis for determining the appropriate cash and equity incentive elements of the Program. The companies in the Comparator Group are selected from the pharmaceutical/healthcare industry based upon their similarity to the Company in size, as determined by total revenue, and performance, as determined by return on equity. The size and composition of the Comparator Group may change somewhat from year to year. In 1995 there were 12 companies in the Comparator Group. The Comparator Group differed from the group of companies included in the NASDAQ Pharmaceutical Stock Index used in the Comparative Stock Performance graph following this report. The NASDAQ Pharmaceutical Stock Index, which consists of approximately 226 companies, is too unwieldy to use for compensation purposes because of the large number of companies and their disparate compensation practices. The Comparator Group is not used in the performance graph principally because of the need to maintain consistency in the indices or peer groups used in the graph.

  Base salary, annual bonus and long-term incentive compensation, the three components of executive officers' compensation provided under the Program for 1995, are discussed below. While 1995 base salary and long-term incentive compensation were established by the Compensation Committee in early 1995 based upon prior years' performance and the additional factors discussed below, the annual bonus earned for 1995 was based upon 1995 performance.

  Base Compensation. The Program is targeted to establish conservative base salaries set at 90% of the median salary levels of the Comparator Group. The increase in overall executive base salaries in 1995 reflects a plan to phase in increases of base salaries until the targeted levels are reached.

  The Compensation Committee makes salary decisions based upon a structured annual review with input from the Chief Executive Officer for the other executive officers as deemed appropriate. Three equally weighted criteria: budget performance, project/goal performance and management attributes/skills performance, are the measurement factors used to make base salary decisions.

  Annual Bonus. Annual cash bonuses are provided to reward the attainment of planned operating goals based on revenue and profitability (pretax income as a percentage of revenue) and specified individual goals, with increased bonus amounts when performance is above the planned operating goals. When planned operating goals are attained or exceeded, the executives are eligible to receive cash bonuses ranging up to 125% of their base salaries. A portion of these bonuses (20% with respect to the Chief Executive Officer and Chief Operating Officer and 30% with respect to the other executive officers) are discretionary and are based upon the achievement of individual goals, such as production increases, cost control, acquisitions, product development and market expansion, to name a few. The Compensation Committee considers input from the Chief Executive Officer when assessing the achievement by other executive officers of individual goals.

  The bonuses for 1995 were based upon the pretax income and revenue of NABI without giving effect to the Merger, which was accounted for as a pooling of interests.

  The average bonus earned by the five executive officers in 1995 was 91% of their combined base salaries and reflects the attainment of 137% of the planned operating goals during 1995.

  Long-Term Incentive Compensation. Substantial long-term equity incentives, primarily in the form of stock options, are attainable based upon the Company's three-year rolling average return on equity ("ROE") in comparison to the Comparator Group. The primary purpose for this component of compensation is the enhancement of stockholder value.

  The stock option award granted to the Company's executive officers during 1995 was based upon the attainment of ROE of 125% of the Comparator Group (16.3% versus 13.1%).

  Other Compensation. The Compensation Committee is authorized to make discretionary compensation awards from time to time, including restricted stock awards.

  Chief Executive Officer Compensation. Mr. Gury's 1995 base salary was approximately 85% of the median level of the base salaries in the Comparator Group, after an increase from his 1994 base salary. In 1994, Mr. Gury's base salary was approximately 75% of the median level.

  Mr. Gury's 1995 annual bonus compensation was approximately 118% of his base salary compensation, reflecting the Company's attainment, in 1995 (without giving effect to the Merger), of record revenues and profits.

  In 1995, an option to purchase 104,444 shares of Common Stock was awarded to Mr. Gury under the long-term incentive portion of the Program. The Company's three-year rolling average ROE for the period ended December 31, 1994 was 125% of the ROE of the Comparator Group. Accordingly, Mr. Gury was awarded 125% of the maximum potential award under the Program. The 1995 stock option award to Mr. Gury was based solely upon the Program and did not consider the amount of his outstanding awards or the amount of awards granted in any previous year.

                                          Respectfully submitted by,

                                          THE COMPENSATION COMMITTEE
                                           David A. Thompson
                                           Richard A. Harvey, Jr.
                                           George W. Ebright

COMPARATIVE STOCK PERFORMANCE

  The following graph and chart compare during the five-year period commencing December 31, 1990 and ending December 31, 1995 the annual change in the cumulative total return on the Company's Common Stock with the NASDAQ Stock Market (U.S.) and the NASDAQ Pharmaceutical Stock indices, assuming the investment of $100 on December 31, 1990 (at the market close) and the reinvestment of any dividends.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                                  AMONG NABI
    NASDAQ PHARMACEUTICAL STOCK INDEX AND NASDAQ STOCK MARKET (U.S.) INDEX

                        PERFORMANCE GRAPH APPEARS HERE



                                               NASDAQ          NASDAQ
Measurement Period                             PHARMACEUTICAL  STOCK MARKET
(Fiscal Year Covered)        NABI              STOCK INDEX     (U.S.) INDEX
- ---------------------        ---------------   --------------  ------------
Measurement Pt-12/31/1990    $  100.00         $100.00         $100.00
FYE 12/31/1991               $  353.33         $265.74         $160.56
FYE 12/31/1992               $  300.00         $221.14         $186.87
FYE 12/31/1993               $  353.33         $197.11         $214.51
FYE 12/31/1994               $  800.00         $148.38         $209.69
FYE 12/31/1995               $1,146.67         $271.03         $296.30

                             CERTAIN STOCKHOLDERS

  The following table sets forth information as of April 5, 1996 with respect to (i) each director of NABI, (ii) the named executive officers, (iii) all officers and directors of NABI as a group and (iv) each person who is known by NABI to be the beneficial owner of more than five percent of NABI Common Stock as of such date. This information has been furnished by the persons listed in the table.

                                                     SHARES        PERCENT OF
                                                  BENEFICIALLY    OUTSTANDING
NAME OF BENEFICIAL OWNER                            OWNED(1)      SHARES OWNED
- ------------------------                          ------------    ------------
Directors
David J. Gury....................................    699,792(2)       2.0%
Thomas P. Stagnaro...............................    305,249(3)        (4)
John C. Carlisle.................................    124,318(5)        (4)
Paul Bogikes.....................................     15,000(6)        (4)
David L. Castaldi................................      7,001(6)        (4)
Richard A. Harvey, Jr. ..........................      5,000(7)        (4)
David A. Thompson................................     10,000(6)        (4)
George W. Ebright................................     27,466(8)        (4)
Joseph C. Cook, Jr...............................     18,726(9)        (4)
Brian H. Dovey...................................    929,967(10)      2.7%

Named Executive Officers
David J. Gury....................................    699,792(2)       2.0%
John C. Carlisle.................................    124,317(5)        (4)
Alfred J. Fernandez..............................    161,629(11)       (4)
Raj Kumar, D.Sc. ................................    195,512(12)       (4)
Stephen W. Weston................................     65,786(7)        (4)
All Officers and Directors as a Group (15
 Persons)........................................  2,485,531(13)      7.1%

Greater Than Five Percent Stockholders
Abbott Laboratories..............................  2,000,000(14)      5.8%
 One Abbott Park Road
 Abbott Park, IL 60064-3500

- --------
 (1) Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power.
 (2) Includes (a) an aggregate of 72,100 shares of NABI Common Stock owned by Mr. Gury's wife and 9,000 shares held by Mr. Gury as trustee under a trust for the benefit of his mother, as to all of which Mr. Gury disclaims beneficial ownership, and (b) an aggregate of 344,508 shares of NABI Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 5, 1996.
 (3) Includes 230,581 shares of NABI Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 5, 1996. Also includes 2,000 shares of NABI Common Stock owned by Mr. Stagnaro's children, as to which Mr. Stagnaro disclaims beneficial ownership. Mr. Stagnaro resigned from NABI effective April 30, 1996. Upon the effectiveness of such resignation, Mr. Stagnaro will forfeit rights to 22,500 shares of restricted stock that are included in the above table.
(4) Percentage of NABI Common Stock beneficially owned is less than 1%.
(5) Includes 37,216 shares of NABI Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 5, 1996.
 (6) Includes 5,000 shares of NABI Common Stock which may be acquired under stock options exercisable within 60 days of April 5, 1996.
 (7) Shares of NABI Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 5, 1996.

 (8) Includes 24,750 shares of NABI Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 5, 1996.
 (9) Includes 12,406 shares of NABI Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 5, 1996.
(10) Includes 5,000 shares of NABI Common Stock which may be acquired under stock options exercisable within 60 days of April 5, 1996. Also includes 919,328 shares owned by Domain Partners, II, L.P. Mr. Dovey is a general partner of One Palmer Square Associates II, L.P., the general partner of Domain Partners II, L.P. Mr. Dovey has indirect beneficial ownership of these shares.
(11) Includes 136,629 shares of NABI Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 5, 1996. Mr. Fernandez owns 25,000 shares jointly with his spouse.
(12) Includes 131,912 shares of NABI Common Stock which may be acquired under stock options which are presently exercisable or may be exercised within 60 days of April 5, 1996.
(13) See notes 2, 3, 5, 6, 7, 8, 9, 10 and 11 above.
(14) Based upon a Schedule 13D dated October 15, 1992 filed by Abbott. See "Certain Transactions" with respect to voting and other agreements concerning these shares.

                             CERTAIN TRANSACTIONS

ABBOTT LABORATORIES

  In 1992 the Company acquired certain assets from Abbott Laboratories ("Abbott") relating to H-BIG (R), a proprietary FDA-licensed product currently used to provide passive immunity from exposure to hepatitis B. In consideration for the acquisition of the assets, the Company issued to Abbott 2,000,000 shares of the Company's Common Stock (which Abbott continued to hold as of April 5, 1996) and agreed to pay Abbott royalties based upon sales of H-BIG (R). The Company accrued approximately $1,977,000 in 1995 with respect to this royalty. In the H-BIG (R) transaction, Abbott also agreed to manufacture H-BIG (R) for the Company under a license from the Company and to act as the Company's exclusive distributor in specified Latin American territories (which distribution rights expired on September 30, 1994) and Far East territories (which distribution rights expired on December 31, 1995). The Company incurred approximately $52,000 in distribution fees to Abbott in 1995. Mr. Thompson, a director of the Company, also had been Senior Vice President, Strategic Improvement Processes of Abbott until his retirement from that position in June 1995.

  In connection with the H-BIG (R) acquisition, Abbott and the Company entered into a Shareholder Agreement which governs the rights of Abbott and the companies Abbott controls (collectively, the "Abbott Group") with respect to all shares of the Company's Common Stock from time to time held by the Abbott Group. The Shareholder Agreement requires the Abbott Group to vote its shares of the Company's Common Stock both for the Company's nominees to the Company's Board of Directors and, unless the Company otherwise consents in writing or the stockholders are voting on a "significant event," on all other matters to be voted on by the Company's stockholders in the same proportion as the votes cast by the Company's other stockholders. The Shareholder Agreement also imposes certain restrictions on the right of the Abbott Group to acquire or transfer any shares of the Company's Common Stock, provides the Company with certain repurchase rights and obligations with respect to the shares of the Company's Common Stock held by the Abbott Group and requires the Company to register the resale of such shares under the Act upon notice from the Abbott Group after the third anniversary of the date of the Shareholder Agreement.

  The Shareholder Agreement terminates on the earlier of September 30, 2002 or two years from the date the voting power of the Abbott Group falls below five percent. Abbott also has demand and incidental registration rights under the Act with respect to its shares of the Company's Common Stock, primarily at the Company's expense. These rights terminate on September 30, 1998.

  In November 1992, the Company acquired Abbott's rights and assets associated with HIV-IG (TM). In consideration for the sale of these rights and assets, Abbott will receive a royalty based on sales of HIV-IG (TM). To date, no royalties have been paid or are owing to Abbott with respect to HIV-IG (TM).

  In 1992 the Company and Abbott entered into a Plasma Data Management System License and Lease Agreement under which Abbott agreed to develop for and lease to the Company a proprietary computer system for managing data from the Company's testing of blood and blood components. The Agreement has a term of seven years commencing on the date that Abbott certifies that the system has been installed and is operational, at which time monthly lease payments become due aggregating approximately $960,000 per year (depending upon the number of the Company's facilities using the system). The Company incurred approximately $896,000 in lease payments under this agreement during 1995.

  During 1995, the Company also sold approximately $4,574,000 of plasma, diagnostic and other products and testing services to Abbott and purchased approximately $8,516,000 of reagents, testing supplies and other products from Abbott.

UNIVAX BIOLOGICS, INC.

  On November 29, 1995, the Company acquired Univax Biologics, Inc. ("Univax") by means of a tax-free, stock-for stock merger (the "Merger") in which Univax was merged with and into the Company and thereafter ceased its corporate existence. In connection with the Merger, each share of Univax common stock outstanding at November 29, 1995 was converted into .79 share of the Company's Common Stock. Additionally, each share of Univax preferred stock was converted into 1.047 shares of the Company's Common Stock (which was determined by dividing $9.95 by the closing price of the Company's Common Stock as of the date on which the Merger was consummated).

  Thomas P. Stagnaro, the President, Chief Executive Officer and a stockholder of Univax immediately before the Merger, became a Senior Executive Vice President of the Company after the Merger. Pursuant to the terms of the Merger, Thomas P. Stagnaro, George W. Ebright, Brian H. Dovey and Joseph C. Cook, Jr. became directors of the Company. Mr. Stagnaro has resigned from the Company effective April 30, 1996 and will not stand for reelection at the Annual Meeting.

OTHER MATTERS

  Mr. Carlisle was indebted to the Company under a note issued to the Company on September 12, 1994. The largest amount of such indebtedness during 1995 was $131,337. In March 1995, the indebtedness was paid in full. Such indebtedness was secured by a pledge of shares of Common Stock and accrued interest, during 1994 and 1995, at a weighted average interest rate of 8.5% during such periods of indebtedness.

  Richard A. Harvey, Jr., a director of the Company, is President of Stonebridge Associates, LLC ("Stonebridge"), a Boston investment banking firm, and formerly was the President of Stonebridge's predecessor-in-interest, BNY Associates, Incorporated ("BNYA"). During 1995, BNYA provided investment banking services to the Company, including services rendered in connection with the Merger. The Company paid fees incurred in connection with such services to BNYA during 1995 totalling approximately $487,000, plus expenses.

  David L. Castaldi, a director of the Company, performed consulting services for the Company during 1995, including services rendered in connection with the Merger. Consulting fees paid to Mr. Castaldi during 1995 totalled approximately $99,000, exclusive of expenses.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices by January 1, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

                                 OTHER MATTERS

  The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

  The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

  The Company has retained D.F. King & Co. ("D.F. King") to assist it in the solicitation of proxies by telephonic and written means on behalf of the Board of Directors and the mailing and distribution of proxy material. The anticipated cost of D.F. King's services, exclusive of reimbursement for expenses, is approximately $6,500.

                                          By Order of the Board of Directors

                                          Constantine Alexander
                                           Secretary

May 1, 1996

                               REVOCABLE  PROXY
                                     NABI
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 31, 1996


          The undersigned, having received the Notice of Annual Meeting of Stockholders and the Board of Directors' Proxy Statement (the "Proxy Statement"), hereby appoint(s) Alfred J. Fernandez and Lorraine M. Breece, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of NABI to be held May 31, 1996, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of NABI that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the meeting.

    Please mark votes as in this example: [X]

    1. For the election of all nominees listed below (except as otherwise indicated).

    [_]  For               [_]  Withhold           [_]  For All Except

         Paul Bogikes                         John C. Carlisle
    -----                                -----
         David L. Castaldi                    Joseph C. Cook, Jr.
    -----                                -----
         Brian H. Dovey                       George W. Ebright
    -----                                -----
         David J. Gury                        Richard A. Harvey, Jr.
    -----                                -----
         David A. Thompson
    -----

    INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and check that nominee's name in the space provided.

          The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth below as may properly come before the Meeting and (ii) with respect to the election of directors in the event that any of the nominees is unable or unwilling to serve.

          THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR ALL NOMINEES FOR DIRECTOR.


          In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.


                    ____________________________________________  ______________
                    Signature                                          Date


                    ____________________________________________  ______________
                    Signature                                          Date